SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
             RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (Amendment No. )

                            REPTRON ELECTRONICS, INC.
                -------------------------------------------------
                                (Name of Issuer)

                           $.01 par value Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                   76026W 10 9
                                 --------------
                                 (CUSIP Number)

                                 October 1, 2002
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                 [ ]      Rule 13d-1(b)

                 [X]      Rule 13d-1(c)

                 [ ]      Rule 13d-1(d)

CUSIP No. 76026W 10 9                                     Page 2 of 7


- -------------------------------------------------------------------
      1   NAME OF REPORTING PERSON

                    Edward J. Okay

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

- -------------------------------------------------------------------
      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) [ ]
                                                             (b) [ ]

- -------------------------------------------------------------------
      3   SEC USE ONLY


- -------------------------------------------------------------------
      4   CITIZENSHIP OR PLACE OF ORGANIZATION

                    U.S.A.

- -------------------------------------------------------------------
                             5    SOLE VOTING POWER
        NUMBER OF
          SHARES                  -0-
       BENEFICIALLY          ----------------------------------------
         OWNED BY            6    SHARED VOTING POWER
           EACH
        REPORTING                 849,200
          PERSON             ----------------------------------------
           WITH              7    SOLE DISPOSITIVE POWER

                                  -0-
                             ----------------------------------------
                             8    SHARED DISPOSITIVE POWER


                                  849,200
- -------------------------------------------------------------------
     9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     849,200

- -------------------------------------------------------------------
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
                                                   [ ]

- -------------------------------------------------------------------
     11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              13.2%

- -------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                    IN

- -------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 76026W 10 9                                    Page 3 of 7


- -------------------------------------------------------------------
      1  NAME OF REPORTING PERSON

                    Dorothy P. Okay

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

- -------------------------------------------------------------------
      2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) [ ]
                                                              (b) [ ]

- -------------------------------------------------------------------
      3  SEC USE ONLY


- -------------------------------------------------------------------
      4  CITIZENSHIP OR PLACE OF ORGANIZATION

                    U.S.A.

- -------------------------------------------------------------------
                             5    SOLE VOTING POWER
        NUMBER OF
          SHARES                  -0-
       BENEFICIALLY          ----------------------------------------
         OWNED BY            6    SHARED VOTING POWER
           EACH
        REPORTING                 849,200
          PERSON             ----------------------------------------
           WITH              7    SOLE DISPOSITIVE POWER

                                  -0-
                             ----------------------------------------
                             8    SHARED DISPOSITIVE POWER


                                  849,200
- -------------------------------------------------------------------
      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     849,200

- -------------------------------------------------------------------
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
                                                               [ ]

- -------------------------------------------------------------------
     11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    13.2%

- -------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                    IN

- -------------------------------------------------------------------

                 *SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 76026W 10 9                                     Page 4 of 7


Item 1.   (a)  Name of Issuer:           Reptron Electronics, Inc.

Item 1.   (b)  Address of Issuer's Principal Executive Offices:

                           13700 Reptron Boulevard,
                           Tampa, Florida 33626

Item 2.   (a)  Name of Person Filing:    Edward J. Okay
                                            Dorothy P. Okay

Item 2.   (b)  Address of Principal Business Office or if None,Residence:

                           7150 Elkhorn Drive,
                           West Palm Beach, Florida 33626

Item 2.   (c)  Citizenship:     USA

Item 2.   (d)  Title of Class of Securities:

                           $.01 par value Common Stock

Item 2.   (e)  Cusip Number: 76026W 10 9

Item 3.      Statements filed pursuant to Rule 13d-1(b), or 13d-2(b) or
             (c) check whether the Person filing is a:
                                                 Not applicable.

         (a) [ ]   Broker or dealer registered under Section 15 of the
                   Exchange Act.
         (b) [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act.
         (c) [ ]   Insurance company as defined in Section 3(a)(19) of the
                   Exchange Act.
         (d) [ ]   Investment company registered under Section 8 of
                   the Investment Company Act.
         (e) [ ]   An investment adviser in accordance with
                   Rule 13d-1(b)(1)(ii)(E)
         (f) [ ]   An employee benefit plan or endowment fund in
                   accordance with Rule 13d-1(b)(1)(ii)(F);
         (g) [ ]   A parent holding company or control person in
                   accordance with Rule 13d-1(b)(1)(ii)(G);
         (h) [ ]   a savings association as defined in Section 3(b)
                   of the Federal Deposit Insurance Act;
         (i) [ ]   A church plan that is excluded from the definition
                   of an investment company under Section 3(c)(14)
                   of the Investment Company Act;
         (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.  Ownership

         (a)  Amount Beneficially Owned (describe):
                      849,200, jointly owned by the reporting persons.

CUSIP No. 76026W 10 9                                     Page 5 of 7


         (b) Percent of Class: 13.2%, based on the 6,417,196 outstanding shares reported on the most recently filed Form 10-Q for the quarter ending
                   June 30, 2002.

         (c)  Number of shares as to which such person has:

             (i)    Sole power to vote or to direct the vote:   -0-
             (ii)   Shared power to vote or to direct the vote:  849,200
             (iii)  Sole power to dispose or to direct the
                            disposition of:  -0-
                   (iv)     Shared power to dispose or to direct the
                            disposition of:   849,200

Item 5.   Ownership of Five Percent or Less of a Class:  Not applicable

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:

                  Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent
          Holding Company:

                  Not applicable

Item 8.   Identification and Classification of Members of the Group:

                  Not applicable

Item 9.   Notice of Dissolution of Group:     Not applicable

Item. 10. Certification (see Rule 13d-1(b) and (c)):
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits     Exhibit A  Joint Filing Agreement

CUSIP No. 76026W 10 9                                     Page 6 of 7


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       Dated: November 8, 2002


                                       /s/ Edward J. Okay
                                       ------------------------------
                                       Edward J. Okay


                                       /s/ Dorothy P. Oaky
                                       ------------------------------
                                       Dorothy P. Okay

CUSIP No. 76026W 10 9                                     Page 7 of 7


			EXHIBIT A Joint Filing Agreement

	This Joint Filing Agreement and Power of Attorney (the "Agreement") dated November __8__, 2002, by and among Edward J. Okay and
Dorothy P. Okay,husband and wife (collectively, the "Reporting Persons").

	The Reporting Persons agree to jointly prepare and file with the United States Securities and Exchange Commission (the "SEC") a
Schedule 13G and any attachments thereto reporting each of the Reporting Persons' beneficial ownership of shares of the common stock of Reptron Electronics, Inc., a Florida corporation ("Reptron") and affirm that such
Schedule 13G and any attachments thereto are being filed on behalf of each of the Reporting Persons.

	This Agreement shall remain in full force and effect until the Reporting Persons are no longer required to file any Schedule 13Gs with respect to the Reporting Persons' holdings of and transactions in securities issued by Reptron.

	IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.


                                       /s/ Edward J. Okay
                                       ------------------------------------
                                       Edward J. Okay


                                       /s/ Dorothy P. Oaky
                                       ------------------------------------
                                       Dorothy P. Okay